Morgan Stanley Dean Witter Technology Fund
Item 77(o) 10f-3 Transactions
October 1, 2000- December 31, 2000


Security
Date of
Purchase
Price
Of Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker
Harvard
Biosciences
12/06/00
$ 8.00
365,400
0.250%
$51,379,600
5.69%
Ing
Baring
KPMG
Consulting

02/07/01

$18.00

35,200

0.060%

$2,016,630,000

0.031%

JP
Morgan

Transmeta

11/06/00

$21.00

3,700

0.150%

$273,000,000

0.028%

DBKS
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